CORBIN CAPITAL PARTNERS, L.P.

590 Madison Avenue, 31st Floor

New York, NY 10022

As of July 1, 2019

CORBIN MULTI-STRATEGY FUND, LLC

UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

Re: Expense Limitation Agreement

With reference to the Advisory Agreement dated as of July 1, 2019 by and between Corbin Capital Partners, L.P. (the “Adviser”) and Corbin Multi-Strategy Fund, LLC (the “Fund”), we hereby agree as follows:

1.        Up to and including June 30, 2020, the Adviser agrees to waive its fees and/or reimburse the Fund for its expenses to the extent necessary to limit the total annualized expenses of each Class of shares of the Fund (excluding the Fund’s borrowing and other investment-related costs and fees (including any underlying manager fees and expenses), taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the Fund’s business and the distribution and servicing fees (often referred to as Rule 12b-1 Fees) applicable to the Fund’s Class A shares), including, for the avoidance of doubt, the Fund’s start-up, offering and organizational expenses, to 2.00% annually of the Fund’s average net assets attributable to each Class of shares (including the Adviser’s management fee).

2.        For a period not to exceed (3) three years from the date on which a waiver or reimbursement is made, the Adviser shall be permitted to recover from the Fund fees and expenses that the Adviser has waived or borne hereunder from the applicable Class or Classes of shares of the Fund subsequent to the effective date of this agreement (whether through reduction of its fees or otherwise), provided the Adviser is able to effect such recoupment and the Fund will remain in compliance with the annual rate in place at the time of the waiver/reimbursement and the current annual rate in place at the time of the recoupment.

3.        During the periods covered by this letter agreement, the expense limitation arrangement set forth above may be modified only by a majority vote of the “non-interested” Managers of the Fund (as defined under the Investment Company act of 1940, as amended (the “1940 Act”)).

4.        We understand and intend that you will rely on this undertaking in preparing and filing amendments to the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours,

CORBIN CAPITAL PARTNERS, L.P.

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel

ACCEPTED AND AGREED TO ON BEHALF OF:

CORBIN MULTI-STRATEGY FUND, LLC

By:	/s/ Steve Carlino
Name:	Steve Carlino
Title:	Treasurer